Exhibit 10.1

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (this “Amendment”), is made and entered into as of November 11, 2026, by and among (i) Inflection Point Acquisition Corp. VII, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) IPGX Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Elroy Air, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, reference is hereby made to that certain Business Combination Agreement, dated June 26, 2026, by and among the Purchaser, Merger Sub and the Company (as amended by that certain First Amendment to Business Combination Agreement, dated as of October 27, 2026, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 9.10 (Amendment; Waiver) of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company; and

WHEREAS, in accordance with Section 9.10 (Amendment; Waiver) of the Business Combination Agreement, the Parties desire to further amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1. Amendments. The Parties hereby agree that the Business Combination Agreement shall be amended and/or modified as follows:

(a) Section 2.04(b) (Surrender and Payment). Section 2.04(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Stock Exchange Procedures. No holder of shares of Company Common Stock or Company Preferred Stock shall be required to deliver a letter of transmittal, or to surrender any certificate or other instrument representing such shares, as a condition to receiving such holder's applicable portion of the Aggregate Common Stock Base Consideration or the Aggregate Preferred Stock Consideration. On the Closing Date, the Purchaser shall cause Continental to deliver from the Exchange Fund, in book-entry form, to each holder of shares of Company Common Stock (other than with respect to any Excluded Shares, Company RSUs and Company Options) and Company Preferred Stock, as reflected on the record books of the Company as of immediately prior to the Effective Time, the applicable portion of the Aggregate Common Stock Base Consideration or the Aggregate Preferred Stock Consideration to which such holder is entitled pursuant to Section 2.03 with respect to such shares of Company Common Stock and Company Preferred Stock. Effective as of one (1) Business Day prior to soliciting the Company Stockholder Approval pursuant to Section 7.01(b), the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company has been notified of, in writing, prior to such Business Day.”

(b) Section 7.03 (Conditions to Obligations of the Purchaser and Merger Sub). Section 7.03(d)(iii)(D) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(D) A copy of the Seller Lock-Up Agreement, duly executed by each holder of equity securities of the Company who (i) will receive, or would receive upon exercise of the Exchanged Options or settlement of the Purchaser RSUs, at least 0.15% of the Aggregate Consideration and (ii) is an employee of the Company who will continue to be employed by the Company or the Purchaser following the Closing, regardless of the portion of the Aggregate Consideration such holder will or would receive.”

(c) Exhibit E-2 (Form of Seller Lock-Up Agreement). Exhibit E-2 to the Business Combination Agreement is hereby deleted in its entirety and replaced with the Form of Seller Lock-Up Agreement attached hereto as Exhibit A.

(d) Section 10.01 (Certain Definitions). To the extent Section 10.01 of the Business Combination Agreement includes the defined term “Letter of Transmittal” or a cross-reference thereto, such defined term or cross-reference is hereby deleted in its entirety.

(e) Other References. Any other reference in the Business Combination Agreement or the Ancillary Documents to a “Letter of Transmittal”, or to the delivery of a letter of transmittal as a condition to the receipt of any portion of the Aggregate Consideration, shall be deemed deleted and of no further force or effect.

1.2. Effect of Amendments. The Parties hereby acknowledge and agree that this Amendment and the amendments set out in Section 1.1 above shall be effective as of the date hereof. This Amendment is supplemental to the Business Combination Agreement and is to be read and construed as one instrument with the Business Combination Agreement. On and after the date hereof, each reference in the Business Combination Agreement or the Ancillary Documents to the provisions amended pursuant to Section 1.1 above shall be a reference to the respective provision as amended hereby, and each reference to the Business Combination Agreement in the Ancillary Documents shall be a reference to the Business Combination Agreement as amended hereby. The Business Combination Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. This Amendment shall not constitute an amendment or waiver of any provision of the Business Combination Agreement or the Ancillary Documents not expressly amended or waived herein and shall not be construed as an amendment, waiver, or consent to any action that would require an amendment, waiver, or consent except as expressly stated herein. This Amendment is without prejudice to any rights or claims of any Party arising under the terms of the Business Combination Agreement or other Ancillary Documents before the date of this Amendment.

ARTICLE II

GENERAL PROVISIONS

2.1. Counterparts. This Amendment may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

2.2. Entire Agreement. This Amendment, together with the Business Combination Agreement and the other Ancillary Documents: (a) constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to their subject matter; and

(b) are not intended to confer upon any other Person other than the Parties any rights or remedies, except as expressly provided in the Business Combination Agreement.

2.3. Other Provisions. The following provisions in the Business Combination Agreement are incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Amendment: Section 9.02 (Notices), Section 9.03 (Binding Effect; Assignment), Section 9.04 (Third Parties), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (Waiver of Jury Trial), Section 9.08 (Specific Performance), Section 9.09 (Severability), and Section 9.10 (Amendment; Waiver).

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to Business Combination Agreement to be executed as of the date first written above.

The Purchaser:

Inflection Point Acquisition Corp. VII

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to Business Combination Agreement to be executed as of the date first written above.

The Merger Sub:

IPGX Merger Sub, Inc.

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to Business Combination Agreement to be executed as of the date first written above.

The Company:

ELROY AIR, INC.

By:	/s/ Andrew Clare
Name:	Andrew Clare
Title:	Chief Executive Officer

EXHIBIT A

Exhibit E-2 Form of Seller Lock-Up Agreement

[Attached]

FORM OF SELLER LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of                     , is made and entered into by and among Elroy Air, Inc., a Delaware corporation (the “Company”) (formerly known as Inflection Point Acquisition Corp. VII, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing), and the Persons set forth on Schedule I hereto (such Persons, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of June 26, 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to that certain Amendment to Business Combination Agreement, dated as of October 27, 2026, and that Second Amendment to Business Combination Agreement, dated November 11, 2026, the “Business Combination Agreement”), by and among the Company, IPGX Merger Sub, Inc., a Delaware corporation and Elroy Air, Inc., a Delaware corporation (“Legacy Elroy”), pursuant to which the Company and Legacy Elroy consummated a business combination (the “Business Combination”);

WHEREAS, the Business Combination Agreement provides that (i) each holder of equity securities of the Company who will receive, or would receive upon exercise of the Exchanged Options, at least 0.15% of the Aggregate Consideration in the Business Combination is required to execute this Agreement, and (ii) is an employee of the Company who will continue to be employed by the Company or the Purchaser following the Closing, regardless of the portion of the Aggregate Consideration such holder will or would receive;

WHEREAS, following the consummation of the Business Combination, each Securityholder owns equity interests in the Company; and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, (a) any shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the consummation of the Business Combination, (b) any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the consummation of the Business Combination, or (c) any securities convertible into, or exercisable, redeemable or exchangeable for, Common Stock (including any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock) held by it immediately after the consummation of the Business Combination (the shares of Common Stock and securities specified in clauses (a)-(c), collectively, the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is the earlier of (x) six (6) months after the consummation of the Business Combination and (y) the date on which the Lock-up Shares have closed at or above $12.00 per share for twenty (20) trading days during any thirty (30)-trading day period commencing at least thirty (30) days after the consummation of the Business Combination (the “Lock-Up Period”).

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2.	Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(a)	Transfers of any securities other than (a) the Lock-Up Shares and (b) any other equity security of the Company issued or issuable with respect to the Lock-Up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(b)	In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(c)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(d)	Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(i), or to a charitable organization;

(e)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(f)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(g)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Securityholder and/or the Affiliates or family members of the Securityholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(h)	Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(i);

(i)	Transfers in connection with any legal, regulatory or other order;

(j)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(k)	in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(l)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(m)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

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(n)	Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Business Combination that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Common Stock in connection with the termination of the Securityholder’s service to the Company;

(o)	the entry, by the Securityholder, at any time after the consummation of the Business Combination, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(p)	Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(q)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership (including prior to and after the Business Combination) of the Lock-Up Shares or any interests in Legacy Elroy, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Lock-Up Shares or any interests in Legacy Elroy.

provided, however, that (A) in the case of clauses (a) through (k), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property and (iii) the liquidation of the Company.

4. Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

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7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELROY AIR, INC.

By:
Name:	Andrew Clare
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

In Witness Whereof, the undersigned has executed this Lock-Up Agreement as of the date set forth below

STOCKHOLDER:

IF AN INDIVIDUAL:

Signature:
Name:

IF AN ENTITY:

Entity Name:

By:
Name:
Title:

Date:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[ ● ], 20__

Reference is made to the Lockup Agreement, dated as of [ ● ], by and among Elroy Air, Inc., a Delaware corporation (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[ ● ]

By:
Name:
Title:

NEW SECURITYHOLDER:

[ ● ]

By:
Name:
Title:

[Signature Page to Joinder to Lock-Up Agreement]